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                                                CONFIDENTIAL TREATMENT REQUESTED
                                                FOR PORTIONS OF THIS DOCUMENT

                                                                   EXHIBIT 10.15

                             MANUFACTURING AGREEMENT



     AGREEMENT dated as of February 11, 1998 by and between UNITED THERAPEUTICS CORPORATION ("UNITED THERAPEUTICS"), a Delaware corporation with principal offices at 1826 R Street NW, Washington DC 20009 and Steroids, Ltd. ("STEROIDS") an Illinois corporation with principal offices at 2201 West Campbell Park Drive, Chicago, Illinois 60612.

     WHEREAS, STEROIDS has the expertise, personnel, and facilities for the manufacture of active pharmaceutical ingredients (API's), and desires to provide such service to contracting parties;

     WHEREAS, UNITED THERAPEUTICS has worldwide exclusive rights to make and sell the stable prostacyclin analog formerly known as 15AU81 and now known as UT-15;

     WHEREAS, UNITED THERAPEUTICS and STEROIDS are parties to an agreement ("EXISTING AGREEMENT') consisting of STEROIDS' Proposal for Process Development Program for Synthesis of 15AU81 dated February 7, 1997, and UNITED THERAPEUTICS' acceptance of STEROIDS' aforementioned proposal, dated March 14" 1997, and of STEROIDS' proposal for process development dated November 4, 1997 and UNITED THERAPEUTICS' acceptance of STEROIDS' proposal dated November 11, 1997 and of STEROIDS' letter quotation for the cGMP synthesis of 300 grams of 15AU81 dated October 8, 1997 and UNITED THERAPEUTICS's acceptance of STEROIDS' proposal dated October 21, 1997.

     NOW, THEREFORE, STEROIDS and UNITED THERAPEUTICS wish to continue, expand and further formalize their EXISTING AGREEMENT with this Manufacturing Agreement and thus hereby agree as follows:

1. DEFINITIONS

     The Defined terms used in this Agreement shall have the following meanings:

     1.01 "Affiliate" means (a) any company owned or controlled to the extent of more than fifty percent (50%) of its issued and voting capital by a party to this Agreement and any other company so owned or controlled, directly or indirectly, by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of more than fifty percent (50%) of voting power, or otherwise having power to control its general activities, a party to this Agreement, but in each case only for so long as such ownership or control shall continue.

     1.02 "API" means the active pharmaceutical ingredient manufactured by STEROIDS in accordance with the procedures developed under Exhibit A and provided to UNITED THERAPEUTICS pursuant to this Agreement.



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     1.03 "Confirmed Purchase Order" means a purchase order issued by UNITED
THERAPEUTICS and received by STEROIDS for the manufacturing of the API, for which a completion date has been scheduled.

     1.04 "CDER" means FDA's Center for Drugs Evaluation and Research.

     1.05 "API Substance" means the chemical entity UT-15.

     1.06 "FDA" means the U.S. Food and Drug Administration.

     1.07 "Facility" means STEROIDS' or its authorized agent's manufacturing facility.

     1.08 "Manufacturing Date" means scheduled date on which STEROIDS intends to begin manufacturing UNITED THERAPEUTICS' API pursuant to a Confirmed Purchase Order.

     1.09 "Good Manufacturing Practices" or "GMP" means current good manufacturing practices, as specified in regulations promulgated from time to time by the FDA for the manufacture and testing of pharmaceutical materials and the corresponding requirements of the European Union, Member States of the European Union, and Canada.

     1.10 "Incoming Acceptance Test" means those analytical tests requested by UNITED THERAPEUTICS to be performed on a received shipment of API, which tests will be identified by a separate letter between the parties.

     1.11 "Lot" means the API produced in a single production run, which may be contained in one or more containers thereof.

     1.12 "New Procedure" means a method, process, or test that is not included within STEROIDS' SOPS, but which is requested by UNITED THERAPEUTICS in writing that STEROIDS perform.

     1.13 "Sensitive Regulatory Submission Period" means the period between six
(6) months prior and subsequent to a defining date set forth by UNITED THERAPEUTICS, in which period UNITED THERAPEUTICS intends to file an Investigational New Drug amendment or a NDA.

     1.14 "SOPS" means written standard operating procedures and methods of STEROIDS.

2. MANUFACTURE, STORAGE AND DISTRIBUTION OF API.

     The following provisions relate to the manufacture, storage and distribution of API for UNITED THERAPEUTICS by STEROIDS.


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     2.01 Terms of Supply. The following terms relate to categories of manufacturing:

          2.01.1 Subject to the terms and conditions hereof, during the Term and any Renewal Terms of the Agreement, STEROIDS agrees to provide and UNITED THERAPEUTICS agrees to accept from STEROIDS manufacturing services provided that such services are performed in accordance with STEROIDS' SOPS and UNITED THERAPEUTICS's written instructions, including, but not limited to those contained in Exhibit A.

          2.01.2 Subject to the terms and conditions of this Agreement, during the Term and any Renewal Terms of this Agreement, STEROIDS agrees to sell and UNITED THERAPEUTICS agrees to purchase from STEROIDS API manufactured under this Agreement in accordance with the terms of Attachment A:

     2.02 Terms of Storage and Distribution. The following terms relate to storage and distribution of API:

          2.02.1 STEROIDS will maintain the appropriate storage conditions throughout holding and shipping of the manufactured API in accordance with Sections 7.01 and 7.02, and UNITED THERAPEUTICS's written instructions.

          2.02.2 UNITED THERAPEUTICS will be responsible for order entry and return material authorization, including all costs attendant thereto. Such costs include, but are not limited to return postage, telephone-related services, storage of returned API and other material, and disposal of returned API and other material.

          2.02.3 STEROIDS will only ship API Substance per written instructions from UNITED THERAPEUTICS, via Facsimile and confirming originals. STEROIDS will track all shipments, and record and maintain GMP documentation, including Lot traceability.

          (a) STEROIDS may ship API Substance for testing purposes pursuant to written requests by UNITED THERAPEUTICS.

          2.02.4 If requested, STEROIDS will conduct shipping validation in accordance with a plan to be developed jointly with UNITED THERAPEUTICS and written by STEROIDS, including a cost estimate. Upon the conclusion of the shipping validation, STEROIDS will prepare and submit a report detailing the shipping validation program and its results. STEROIDS will invoice UNITED THERAPEUTICS therefore at STEROIDS' reasonable cost.

          2.02.5 Unless otherwise instructed by UNITED THERAPEUTICS, STEROIDS will dispose of all returned API and invoice UNITED THERAPEUTICS for STEROIDS' cost of disposal; however, costs of handling and disposing API returned due to an FDA or UNTIED THERAPEUTICS mandated recall of an entire Lot of API Substance will be invoiced to UNITED THERAPEUTICS at

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          STEROIDS' cost plus [ ]. The cost of return shipping will be invoiced to UNITED THERAPEUTICS at STEROIDS' cost. Labor and costs relating to investigation of returned API Substance are not included in this Agreement.

3. PAYMENT FOR SERVICES

     STEROIDS will invoice UNITED THERAPEUTICS for charges related to manufacturing API as specified in the Proposal in Attachment A with a goal of [ ] per kilogram. Payment for services will be in accordance with Attachment A. Payments shall be due within 30 days of receipt of STEROIDS invoice.

     3.01 Late Payments. For any payment owed under this Agreement and not received by the applicable Due Date, interest will accrue at the monthly rate of 1.5% (18% per year) calculated on daily outstanding balance, and compounded monthly, on all outstanding balances starting from the applicable Due Date. Any subsequent payments received will first be applied to the outstanding interest and then to any then current balance. UNITED THERAPEUTICS agrees to pay for the costs of collecting any payments due STEROIDS under this Agreement, including the costs of reasonable collection costs and attorney's fees. If UNITED THERAPEUTICS does not pay an invoice in full, including interest charges, after three (3) months of mailing, then UNITED THERAPEUTICS will be in breach of this Agreement and STEROIDS, at its discretion, may terminate this Agreement under the provisions of Section 11. 03 hereof.

4. SUPERVISION BY UNITED THERAPEUTICS

     4.01 UNITED THERAPEUTICS will be responsible for Quality Control testing and approval/release of the API unless otherwise provided in writing.

     4.02 The following employee of UNITED THERAPEUTICS is hereby designated as having the responsibility for Quality Control and Quality Assurance and ensuring that STEROIDS' activities hereunder are carried out in accordance with UNITED THERAPEUTICS's written instructions and GMP:

                Name:      Shelmer D. Blackburn, Jr.
                Title:     Director of Operations
                Address:   UNITED THERAPEUTICS CORPORATION
                           2 Davis Drive
                           Research Triangle Park, NC 27709
                Telephone: 919-485-8350

Other employees of UNITED THERAPEUTICS may be designated from time to time, provided STEROIDS is notified in advance in writing of his or her name, title, address and telephone number. At no time, however, shall there be more than two UNITED THERAPEUTICS employees sharing this responsibility.

     4.03 The individual(s) designated by UNITED THERAPEUTICS pursuant to
Section 4.02 shall carry out his/her responsibilities through periodic on-site visits, observation of

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STEROIDS' Facility and activity therein through its observation window, telephonic reports and written memoranda. UNITED THERAPEUTICS will continue to monitor STEROIDS' operations as they relate to API by conducting periodic audits of STEROIDS' facility to assure ongoing compliance with UNITED THERAPEUTICS's written instructions and GMP. Such individuals as designated shall use due diligence and best efforts in conducting such Quality Control activities so as not to delay STEROIDS ability to release Bulk Substance or Product and secure payment therefore on a regularly scheduled basis.

5. STANDARD OPERATING PROCEDURES AND FORMS

     5.01 All activities conducted hereunder by STEROIDS will be conducted in accordance with Standard Operating Procedures prepared by STEROIDS that comply with Sections 7.01 and 7.02, and any other written specifications or procedures provided by UNITED THERAPEUTICS and accepted by STEROIDS.

     5.02 STEROIDS agrees that for each Lot of API filled and packaged hereunder, STEROIDS will complete and furnish to UNITED THERAPEUTICS one (1) copy of the Batch production records, the originals of which will be retained by STEROIDS to the extent required by federal regulation. Both parties acknowledge that such records will include in-process test data for each Lot.

          5.02.1 The aforementioned original Batch production records shall be retained as noted herein, and while so retained shall be available for inspection by regulatory authorities, UNITED THERAPEUTICS, and UNITED THERAPEUTICS' authorized representatives,

          5.02.2 Sections 5.02 and 5.02.1 shall survive termination of this Agreement for such period as such records are required to be maintained by federal regulation.

     5.03 STEROIDS and UNITED THERAPEUTICS both agree to maintain a complete record of information for each Lot and Batch for the period required by law, including the information referred to in Section 5.02. Each of STEROIDS and UNITED THERAPEUTICS acknowledges that maintenance of summaries of such information, as opposed to complete copies of the original records themselves, will not constitute fulfillment of the obligation referred to in the immediately preceding sentence.

6. PERMISSION TO INSPECT

     6.01 STEROIDS hereby agrees and acknowledges that upon prior reasonable written notice it will permit authorized representatives of the FDA or comparable foreign regulatory authority, including, without limitation, authorized representatives of CDER, to inspect those portions of the STEROIDS Facility in which STEROIDS performs the activities provided for in this Agreement.

          6.01.1 To the extent STEROIDS has prior notice, STEROIDS agrees to notify UNITED THERAPEUTICS of any inspection by the FDA that relates specifically


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          to STEROIDS API and give UNITED THERAPEUTICS timely updates on the inspection. UNITED THERAPEUTICS may send a representative to STEROIDS on the day of the inspection, however UNITED THERAPEUTICS's representative may not participate in or observe the inspection itself or have any substantive written or verbal communication with the FDA inspectors, unless so requested by STEROIDS. STEROIDS agrees to provide a timely verbal update to UNITED THERAPEUTICS regarding any such inspection.

     6.02 STEROIDS will provide in a timely manner copies of written communications from such FDA inspections that pertain to API, including but not limited to documents entitled Observations. Any such written communications shall be redacted with respect to information relating to STEROIDS' APIs and any third party.

     6.03 This Article 6 shall survive termination of this Agreement in perpetuity.

7. COMPLIANCE WITH CURRENT GMP

     7.01 STEROIDS agrees that, in performing the activities provided for in this Agreement, it will comply with GMP.

     7.02 STEROIDS agrees to perform all of the activities provided for in this Agreement in accordance with written instructions provided by UNITED THERAPEUTICS, unless STEROIDS has previously advised UNITED THERAPEUTICS that it is not able to do so. In the event UNITED THERAPEUTICS desires to modify its instructions, UNITED THERAPEUTICS agrees to notify STEROIDS of the planned modifications in writing and to provide a reasonable period of time before submitting such modifications to the FDA, if necessary, so that STEROIDS has sufficient time to implement those modifications that affect its activities hereunder.

8. FDA REGISTRATION OF THE FACILITY

     STEROIDS will perform the activities provided for in this Agreement at its Facility, unless otherwise specified or approved in advance by UNITED THERAPEUTICS and the appropriate regulatory authorities. The current Facility will be registered with the FDA and any new facility where API is synthesized will also be registered.

9. LABEL CONTROL

     9.01 In-process labels are to be used by STEROIDS in performing the activities provided for in this Agreement. The parties agree that STEROIDS has the right to modify said labels to the extent permitted by law, upon written notice to UNITED THERAPEUTICS and, where required, after authorization by CDER.


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10. TERM

     10.01 This Agreement will be effective as of the date first set forth above and will remain in effect for a term of five (5) years ("Term") subject to early termination in accordance with the terms of the provisions of Section 11. The parties agree to renew this Agreement automatically for renewal terms of one (1) year ("Renewal Term") unless either party objects to doing so in writing no later than four (4) months prior to the expiration of a Term or Renewal Term.

11. TERMINATION

     11.01 UNITED THERAPEUTICS will have the right, exercisable in its sole discretion, with or without cause, to terminate this Agreement by giving to STEROIDS four (4) months advance written notice of termination. After giving notice of termination and throughout the period ending on the date the notice of termination becomes effective, UNITED THERAPEUTICS agrees to continue to perform all of its obligations hereunder.

     11.02 If either STEROIDS or UNITED THERAPEUTICS materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within two (2) months after the giving of notice by the other party specifying such breach or default, the other party will have the right to terminate this Agreement in full upon a further one (1) month's notice. Each party shall also have the right to terminate this Agreement in full upon a one (1) month's notice in the event that there has been a loss, destabilization, alteration or contamination of API while in STEROIDS' possession, wherein the loss, etc. resulted in a material adverse effect. Termination under this Section 11.04 shall relieve the parties of all future obligations relating to purchase and performance of services under
Article 2 from and after such termination date.

     11.03 Upon termination of this Agreement, whether or not for cause, STEROIDS will provide written notice to UNITED THERAPEUTICS of any inventory of API and other materials either provided by or purchased, invoiced and paid for by UNITED THERAPEUTICS and request written instructions from UNITED THERAPEUTICS as to where to ship same. Such shipment shall be at UNITED THERAPEUTICS's expense, and UNITED THERAPEUTICS shall be responsible for all storage costs, payable prior to release of the inventory and associated materials.

12. WARRANTIES

     12.01 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally, and that the execution, delivery and performance of this Agreement does not conflict with any material agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violates any law or regulation of any court, governmental body or administrative or


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other agency having jurisdiction over it, except for such conflicts or violations that would not have a material adverse effect on the business, properties or financial condition of the other party.

     12.02 UNITED THERAPEUTICS Warranties.

         12.02.1 UNITED THERAPEUTICS warrants:

                  (a) that all activities of UNITED THERAPEUTICS under this Agreement will be accomplished in accordance with the terms of this Agreement;

                  (b) that, to the best of its knowledge, there are no intellectual property rights, such as, but not limited to valid United States patents, that would be infringed by the manufacture, use or sale of API or the use of any New Procedure. Notwithstanding the preceding sentence, UNITED THERAPEUTICS makes no warranty with respect to intellectual property rights relating to any processes performed by STEROIDS hereunder, except for a New Procedure.

     12.03 STEROIDS Warranties.

         12.03.1 STEROIDS warrants:

                  (a) that all activities of STEROIDS under this Agreement will be accomplished in accordance with (i) the terms of this Agreement and all Attachments, (ii) all written manufacturing instructions received from UNITED THERAPEUTICS and accepted by STEROIDS, (iii) GMP, and (iv) other applicable laws, rules and regulations;

                  (b) that, upon delivery of API to a carrier on behalf of UNITED THERAPEUTICS or UNITED THERAPEUTICS's designee, API will not be misbranded or otherwise of a nature that may not be introduced in United States interstate commerce, unless so directed by UNITED THERAPEUTICS in writing, however, this warranty of Section 12.03.1 (b) shall not apply if and to the extent that such condition obtains because UNITED THERAPEUTICS has breached its warranties in Section 12.02.1;

                  (c) that it shall not knowingly ship API that has not passed USP sterility testing or is beyond its labeled expiration date, or is materially adversely affected due to misbranding, contamination, having been handled contrary to GMP, or having been subjected to negligence, unless so instructed in writing by UNITED THERAPEUTICS, STEROIDS shipping of API is not intended for any further "Commercial Purpose"


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                  (d) that, to the best of its knowledge, there are no
                  intellectual property rights, such as, but not limited to valid United States patents, that would be infringed by any processes performed by STEROIDS under this Agreement

     12.04 No Other Warranties. The express warranties made in this Agreement are made in lieu of all other warranties, express or implied, including, without limitation, the warranties of merchantability and fitness for a particular purpose.

13. INDEMNIFICATION

     13.01 Subject to the provisions of Section 13.05, UNITED THERAPEUTICS will defend, indemnify and hold harmless STEROIDS and its directors, officers, employees, agents, successors, and assigns from and against all suits, claims, liabilities, losses, and expenses, including reasonable attorneys' fees and expenses, arising directly or indirectly out of injury to persons or property alleged to have been caused by the design, manufacture, testing, instructions or warnings accompanying API, or use or unavailability of API or UNITED THERAPEUTICS breach of this Agreement, except to the extent that the injury is alleged to have been caused solely by STEROIDS' breach of this Agreement, intentional action, willful inaction, or gross negligence while providing the services described herein, provided, however, that the indemnity provisions of this section 13.01 remain m effect where STEROIDS' allegedly injury-causing behavior was effected pursuant to specific instructions of UNITED THERAPEUTICS. The aforementioned injury to persons or property specifically includes, without limitation, alleged infringement of patent or other intellectual property rights of third parties by the manufacture, use, or sale of API or the use of a New Procedure. UNITED THERAPEUTICS shall have full control over the defense of any such litigation, and agrees to bear all costs and expenses thereof. STEROIDS, at its own expense, will be entitled to be represented by its own counsel in any such litigation.

     13.02 UNITED THERAPEUTICS agrees that STEROIDS' liability resulting from the loss, destabilization, alteration or contamination of API of a particular Lot, wherein such API is lost, destabilized, altered or contaminated such that it cannot be used in clinical trials or is not placed into commerce, shall not exceed the amount of any insurance recoveries net of any applicable deductible realized by STEROIDS in respect to the foregoing plus the value of services provided with respect to the Lot in question.

     13.03 Subject to the provisions of Section 13.02 and 13.05, STEROIDS will defend, indemnify and hold harmless UNITED THERAPEUTICS and its directors, officers, employees, agents, successors, and assigns from and against all suits, claims, liabilities, losses, and expenses, including reasonable attorneys' fees and expenses, arising directly or indirectly out of injury to persons or property alleged to have been caused in whole or in part by STEROIDS' breach of this Agreement, intentional action, willful inaction, or gross negligence while providing the services described herein to UNITED THERAPEUTICS; provided, however, that such indemnity shall not apply if such breach, intentional action, willful inaction, or gross negligence resulted from specific instructions of UNITED THERAPEUTICS or in part from any breach, intentional


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action, willful action or gross negligence of UNITED THERAPEUTICS. The aforementioned injury to persons or property specifically includes, without limitation, alleged infringement of patent or other intellectual property rights of third parties by STEROIDS' manufacturing procedures, irrespective of API, performed under this Agreement provided, however, STEROIDS performance of a New Procedure is specifically excluded from such indemnity. STEROIDS shall have full control over the defense of any litigation, and agrees to bear all costs and expenses therefor. UNITED THERAPEUTICS, at its own expense, will be entitled to be represented by its own counsel in any such action.

     13.04 In the event that a suit, claim, liability, loss or expense, including reasonable attorneys' fees and expenses, arises out of injury to persons or property alleged to have been caused by both events or circumstances for which (i) both UNITED THERAPEUTICS and STEROIDS have indemnity obligations under Sections 13.01 and 13.04, or (ii) UNITED THERAPEUTICS or STEROIDS have indemnity obligations under Sections 13.01 and 13.04 and one or more third parties are alleged to be liable for the injury, then the parties agree to pay losses and expenses arising from such suit claim, liability, loss or expense in proportion to each party's respective liability for the injury, as adjudged by a court of competent jurisdiction or, if a settlement is reached, negotiation between the parties, wherein the parties agree to negotiate their respective liability for the injury in good faith. UNITED THERAPEUTICS further agrees that the liability of any such third party shall be attributed solely to UNITED THERAPEUTICS and that UNITED THERAPEUTICS shall pay any losses and expenses in proportion to the sum of UNITED THERAPEUTICS's and the third party or parties' combined liability relative to the total liability.

     13.05 No indemnity under Article 13 shall be applicable unless the indemnified Party (ii) gives the indemnifying Party prompt notice of any claim, suit or action brought against the indemnified Party, (ii) allows the indemnifying Party to defend the same, without prejudice to the right of the indemnified Party to participate at its expense through counsel of its own choosing, (iii) renders the indemnifying Party all assistance reasonably necessary in defending against such claim, suit or action at the indemnifying Party's expense, and (iv) does not compromise or settle such claim, suit or action without the indemnifying Party's prior written consent. The indemnifying party shall not settle such claim, suit or action without the indemnified party's consent if such settlement results in any obligation or liability on the part of the indemnified party.

14. CONFIDENTIALITY

     14.01 Nondisclosure and Nonuse.

         14.01.1 STEROIDS and UNITED THERAPEUTICS shall each retain in confidence information obtained from the other under this Agreement and shall not disclose such information to any third party except

                  (a) consultants and Affiliates who are obligated to maintain it in confidence pursuant to a written agreement that incorporates by reference


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                  the terms of Article 14, or that incorporates substantially similar terms having equivalent scope of protection as those of this Article 14.

                  (b) as necessary to obtain approval from a governmental agency in order to market and sell the API;

                  (c) as reasonably may be required in a patent application covering subject matter that is encompassed with this Agreement; or

                  (d) as otherwise may be required by law, regulation or judicial order.

         14.01.2 STEROIDS and UNITED THERAPEUTICS each agree that information that subject to this Article 14 shall be used only for those purposes contemplated by this Agreement.

         14.01.3 Each party shall take all reasonable precautions to safeguard the confidentiality of the information.

     14.02 Exceptions.

         14.02.1 The obligations of nondisclosure and nonuse of this Article 14 shall not apply to information that

                  (a) is known to the receiving party, as evidenced by written records maintain by the receiving party, or to the public, or is in the public domain, prior to its disclosure under this Agreement;

                  (b) is hereafter lawfully disclosed to the receiving party by a third party not under an obligation of confidence to the other party; or

                  (c) subsequently enters the public domain or becomes known to the public some means other than a breach of this Agreement.

     14.03 Each party acknowledges that the restrictions contained in this
Article 14 are necessary and reasonable to protect the legitimate interests of the parties and a violation of this Article 14 by a party may result in irreparable harm to the other party.

     14.04 The provisions of this Article 14 shall survive the expiration or terminate of this Agreement and continue for ten (10) years thereafter.

     14.05 All prior confidentiality agreements between the parties hereto are hereby superseded Article 14 of this Agreement, such that any information previously disclosed between parties under any such prior agreement shall henceforth by treated as if disclosed under this Agreement.


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15. MISCELLANEOUS

     15.01 Force Majeure. No party will be liable for failure of or delay in performing obligations set forth in this Agreement, and no party will be deemed in breach of its obligations if such failure or delay is due to natural disasters or any causes reasonably beyond the control or anticipation of such party. Each party agrees to use its best efforts to mitigate the impact on its performance under this Agreement caused by a force majeure.

     15.02 The parties agree that their rights (except for the rights to receive and obtain payments owed in accordance with this Agreement) and obligations under this Agreement may not be delegated, transferred or assigned to a third party without the prior consent of the other party; whether by operation of law or contract. Nevertheless, either party may transfer or assign its rights and obligations under this Agreement to any entity which acquires substantially all of its assets and business, or is an Affiliate of the assigning party.

     15.03 Status of Parties. For the purpose of carrying out this Agreement each party will act an independent contractor and not as partner, joint venturer, or agent with respect to the other party, and neither party will bind nor attempt to bind the other party to any contract.

     15.04 Notice. Any notice, consent or approval required under this Agreement will be in writing sent by registered or certified mail, postage prepaid, or by facsimile, confirmed by such registered or certified mail, and addressed as follows:

            If to STEROIDS:

            Steroids Ltd
            2201 West Campbell Park Drive
            Chicago, Illinois 60612
            Attn:    Robert Moriarty Ph.D.
            President

            If to UNITED THERAPEUTICS:

            UNITED THERAPEUTICS CORPORATION
            2 Davis Drive
            Research Triangle Park, NC 27709
            Attn: James Crow, PhD
            President
            (919) 485-8350

All notices shall be deemed effective on the date of mailing, unless otherwise stated herein. In case either party changes its address or facsimile number at which notice is be received, written notice of such change will be given without delay to the other party.

     15.05 Entire Agreement. This Agreement and the exhibits attached hereto set forth the entire agreement and understanding among the parties hereto as to the subject matter hereof has


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priority over all documents, verbal consents or understandings made between
STEROIDS and UNITED THERAPEUTICS with respect to the subject matter hereof. None of the terms of this Agreement may be amended or modified except in writing signed by both parties hereto.

     15.06 Waivers. A waiver by either party of any term or condition of this Agreement in any one instance will not be deemed or construed to be a waiver of such term or condition for similar instance in the future or of an subsequent breach hereof.

     15.07 Applicable Law. This Agreement will be governed by and construed in accordance the laws of the District of Columbia without regard to the conflicts of laws provisions thereof.

     15.08 Remedies. The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement, including, without limitation, rights of full or partial termination of this Agreement are not exclusive, the exercise thereof will not constitute an election of remedies and the aggrieved party will in all events be entitled to seek whatever additional remedies may be available in law or in equity.

     15.09 Headings. Headings in this Agreement are included herein for case of reference only and will have no legal effect. References to sections are to sections of this Agreement unless otherwise specified.

     15.10 Title and Intellectual Property to API. UNITED THERAPEUTICS will retain title to API and all intellectual property in the API, including but not limited to the agreed initial process to make the API and any New Procedure, shall belong solely to UNITED THERAPEUTICS. STEROIDS agrees to cooperate fully in assigning all patent and other intellectual property rights in or related to the API to UNITED THERAPEUTICS. STEROIDS agrees to cooperate fully in the preparation of patent applications related to the synthesis of the API. STEROIDS will retain title and rights to all inventions, concepts, ideas, proprietary information, manufacturing processes or chemical synthesis not directly and solely related to the Product, the agreed initial process to make the API and any new procedure. UNITED THERAPEUTICS shall have the rights to a perpetual, fully paid, non-exclusive license to any discovery, invention, etc. to which STEROIDS retain title.

     15.11 Use of API. STEROIDS use of the API shall be limited to the activities described in this Agreement.

     15.12 Assignment. Neither this Agreement nor any of its rights or obligations may be assigned, delegated or otherwise transferred, in whole or in part, by either Party without the prior written consent of the other, except that, without securing such prior consent, any Party shall have the right to assign this Agreement to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the entire assets of such Party relating to the subject matter of this Agreement, provided, however, that such successor shall expressly assume all of the obligations of such Party under this Agreement. The Parties agree that this Agreement shall be binding upon and inure to the benefit of their respective successors and approved assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.



UNITED THERAPEUTICS CORPORATION                STEROIDS, LTD.

/s/ James W. Crow                              /s/ Robert M. Moriarty
------------------------------                 ------------------------------
James W. Crow, Ph.D.                           Robert M. Moriarty


Dated:                                         Dated:

                        PROPOSAL FOR PROCESS DEVELOPMENT
                         PROGRAM FOR SYNTHESIS OF 15AU81

                           PROPOSAL NO: P-LUNGRX-9701

                           Prepared for Lung Rx, Inc.

                                       by

                                 STEROIDS, LTD.

                                February 7, 1997

                                     SUMMARY

This proposal is prepared by Steroids, Ltd. (hereafter as Steroids) for Lung Rx, Inc. for a development program to achieve an new method for the chemical synthesis of 15AU81.

In conducting this process development program Steroids will concentrate on [ ] alternate routes which are described in this proposal and which have been presented and discussed with Lung Rx and its representatives.

This process development program is expected to require 12 months, initially six months using essentially the fulltime efforts of three PhD level chemists and second six months, using two essentially the fulltime efforts of two PhD level chemists. These personnel will receive overall direction in their efforts by Dr. Robert M. Moriarty, President of Steroids.

The program is targeted to begin on March 1, 1997. Pricing for the program is estimated by Steroids to be not more than [ ] per month for the first six months. For the second six months, Steroids expects the billing to be not more than [ ].

The proposal provides flexible provisions for acceleration, reduction, and/or termination of the program.

Lung Rx will have sole ownership of all technology developed or invented by Steroids during the course of the program and will pay no royalties or other compensation for such ownership. The proposal contains provisions for Steroids to assist Lung Rx in patent prosecution, if necessary.

                                TABLE OF CONTENTS

                                                                           Page

I.  BACKGROUND ON STEROIDS, LTD.                                             4
A. Brief History                                                             4
B. General Capabilities                                                      4
II. OBJECTIVE OF THIS PROCESS DEVELOPMENT PROGRAM                            4
A.  Present level of process development of 15AU81                           4
B.  Primary Objective                                                        4
C.  Second Objective                                                         5
D.  "Best Efforts" Basis for Reaching the Primary Objective                  5
III. PROPOSED TECHNIQUES TO REACH OBJECTIVES                                 5
A.  Novel Routes                                                             5
B.  Order of Development                                                    12
IV. PROJECT MANAGEMENT AND OVERSIGHT                                        12
A.  Appointment and Function of the Project Manager                         12
B.  Appointment and Function of the Project Overseer                        12
C.  Organization of Work Effort                                             13
V.  MANAGEMENT OF PROJECT INFORMATION                                       14
A.  Responsibility for Management of Project Information                    14
B.  Secrecy of Project Information                                          14
C.  Documentation for the Project Information                               14
D.  Communication of Project Information                                    14
F.  Project Information Files to be Maintained                              15
VI. PROGRAM COSTS AND FINANCIAL MANAGEMENT                                  17
A.  Program Costs                                                           17
B.  Billing                                                                 18
C.  Program Reduction Provisions                                            19
D.  Program Termination Provisions                                          19
E.  Program Acceleration Provisions                                         19
F.  Financial Management                                                    19
VII. OWNERSHIP OF TECHNOLOGY AND PATENT ASSISTANCE                          20
A.  Ownership of Technology                                                 20
B.  Patent Assistance                                                       20
VIII. INITIATION OF THE PROGRAM                                             20
IX. CLOSING STATEMENT                                                       20

                         I. BACKGROUND ON STEROIDS, LTD.

A.       Brief History

         Steroids, Ltd. was founded in 1981 by Dr. Robert M. Moriarty as a custom synthesizer of modified nucleotides and steroidal natural products, with a total 3 employees. It has since expanded into other areas such as vitamin D analogs, sphingolipids, polycyclic aromatic hydrocarbons, peptide synthesis, propellant stabilizers, radiolabled synthesis and chiral synthesis. It has added GMP capability for drug manufacture, photosynthesis capability, and extensive analytical and preparative scale up to 72 liters. Steroids has grown to 15 full time employees, most with PhD's in organic chemistry.

B.       General Capabilities

         Steroids, Ltd. is located in the Chicago Technology Park adjacent to the campus of the University of Illinois at Chicago in a modern, well-equipped chemical synthesis laboratory with space of about 4000 sq. ft.

         In addition to standard glassware and laboratory rotary evaporator, Steroids has the following major equipment for synthesis and analytical work: [ ].

         Steroids, Ltd. can handle most of its analytical work with its own equipment. Steroids, Ltd. routinely contracts out its microanalyses to Midwest Microlabs in Indianapolis, Indiana and its 400 MHz NMR and high resolution mass spectrometry to the University Illinois at Chicago.

                II. OBJECTIVE OF THIS PROCESS DEVELOPMENT PROGRAM

A.       Present level of process development of 15AU81

         The present method (Upjohn U62, 840, DMF) of making 15AU81 has a total of [ ] synthetic steps from [ ] in a very low overall yield. Though the process is well thought out and has had considerable development [ ]. Based on our experience, it is better for Steroids, Ltd. to pursue new routes than modifications of the existing method.

B.       Primary Objective

         The primary objective of the process development program is to provide Lung Rx with a new and practical process for the manufacture of 15AU81.

C.       Secondary Objective

         After achieving the primary objective, Steroids, Ltd. will demonstrate the new process works by producing 5 gms of final product meet the FDA purity requirements.

D.       "Best Efforts" Basis of Reaching the Primary Objective

         Both parties to this proposal recognize that a process development program such as the one proposed is a speculative venture which may or may not reach its objectives. Accordingly both parties agree to extend their "best efforts" toward reaching the primary objective including providing to each other timely information on problems in reaching both the primary and second objectives and in the case of Steroids, Ltd. providing accurate and timely information on the progress of its efforts to reach the primary and secondary objectives.

                  III. PROPOSED TECHNIQUES TO REACH OBJECTIVES

A.       Novel Routes

         Steroids will pursue the following four routes to reach the primary objective.

         Structure of 15AU81.

                                    [DIAGRAM]

1.       Route 1:

                                    [DIAGRAM]

Synthesis of sidechain:

                                    [DIAGRAM]

2. Route 2:

                                    [DIAGRAM]

3. Route 3:

                                    [DIAGRAM]

                                    [DIAGRAM]

4. Route 4:

                                    [DIAGRAM]

                                    [DIAGRAM]

B.       Order of Development

         Steroids plans to work on both 1 and 2 in parallel and to select one of the two routes, once it is clear which of the two routes is the more favorable. Steroids, Ltd. expects this decision to occur in six months. If none of two routes works, Steroids, Ltd. will carry out routes 3 and 4 in the second six months. Steroids, Ltd. will work on the optimization of the preferred route in order to reach the primary objectives.

                      IV. PROJECT MANAGEMENT AND OVERSIGHT

A.       Appointment and Function of the Project Manager

         Steroids proposes to appoint Dr. Raju Penmasta as Project Manager for this program. The principal function of the project Manager, in addition to his duties as a process developer, is the proposal of the specific work to be done by Steroids, Ltd. in the program and the justification of the priority of the work over any other work. In particular, Dr. Raju Penmasta will be responsible for justification of experimental priorities to Lung Rx. In addition, the Project Manager will have responsibility for communications with Lung Rx and for the management of all information and documentation for the program. In the absence of the Project Manager, Steroids proposes to appoint Dr. Sudersan Tuladhar as Alternate Project Manager to perform the duties of the Project Manager in the Project Manager's absence.

B.       Appointment and Function of the Project Overseer

         For program communication and oversight Steroids has proposed the Lung Rx appoint a Project Overseer as Lung Rx representative for the project. The principal functions of the Project Overseer are to receive all program communications from

Steroids' Project Manger and disseminate the communication within Lung Rx appropriate and, if and when necessary, express any objections that Lung Rx may have as to priorities on the work which Steroids is performing to develop a process for 15AU81.

C.       Organization of Work Effort

         1.  Project Team

         The work on this process development program will carried out by a project team consisting of Dr. Raju Penmasta, Dr. Sudersan Tuladhar and Dr. Munagala Rao. The team will be under the overall direction of Dr. Robert M. Moriarty.

         2.  Weekly Meetings

         The project team will meet weekly to review program progress, to add any new relevant program-related information, to set priorities for upcoming work, and to divide work assignments.

         3.  Communication with Project Overseer

         The Project Manager from Steroids will communicate with the Project Overseer biweekly to describe and justify priority on work to follow no earlier than the beginning of the following week. Normally the priority for this work will have been set at the weekly project team meeting of the that morning or a previous weekly meeting. Communication will be initially by telephone with confirmation by FAX sent by Project Manager to the Project Overseer with the Project Overseer's concurrence returned by FAX.

         4.  Conduct of Project Work
         a.  Process Developers

         All project work will be conducted by members of the Project Team, the "Project Developers", including literature searches, design of synthetic schemes, experimental design, set up of experimental equipment, conduct of experiments, analysis of experimental results, and instrumental or chemical analysis of experimentally generated materials, with the exception that Steroids may subcontract portions of experimental work or analysis of experimentally generated materials where Steroids has no capability to do such project work.

b.       Normal Workday for Project Work

         Project work will be conducted during Steroids' normal workday which is 8:30 am to 5:00 pm on Monday through Friday. However, due to the extended time expected for certain experiments requiring the attention of the process developers, it is expected that developers will conduct work after normal hours or on weekend.

c.       Documentation of work

         Each process developer will keep a project notebook to document all of his project work, including literature searches. The entries in the notebook will be: 1) sufficient to find all sources of information used prior to the conduct of experiments, 2) sufficient to faithfully reproduce any experiments conducted, and 3) sufficiently documented and witnessed to legally prosecute any invention which the experiments described by the documentation are used to support.

d.       Weekly Time Sheets

         Each process developer will keep a time sheet in which he will record the amount of time devoted to project work on this program as well as other work on this program (i.e. weekly project meetings, project management, monthly project reviews, and documentation work on the project). Time sheets will be turned in weekly.

e.       Adherence to All Applicable Laws and Regulations

         All project work will be conducted in accordance with all applicable laws and regulations, specifically any laws or regulations related to occupational safety and health, environmental protection, workmen's compensation, and liability insurance. Steroids shall be solely responsible for meeting such laws and regulations as they relate to any project work in this program.

                      V. MANAGEMENT OF PROJECT INFORMATION

A.       Responsibility for Management of Project Information

         Management and accuracy of project information shall be solely the responsibility of Steroids, and this responsibility will be delegated to the Project Manager.

B.       Secrecy of Project Information

         Secrecy for all project information will be governed by the confidentiality agreement signed between Lung Rx and Steroids.

C.       Documentation for the Project Information

         Documentation of project work will be done as described in paragraph 4.c above. In addition Steroids will document either in computer readable format or hard copy all project related information.

D.       Communication of Project Information

         1.  Project Work Effort

         Project work effort will be communicated to Lung Rx in two ways:
Biweekly during the verbal communication between the Project Manager and the Project Overseer, the Project Manager will verbally describe the work on the project carried out during the prior two weeks and if it is necessary or required by the Project Overseer, the Project Manager will send or fax the information generated during the previous two week period.

         2.  Project Work Progress

         Monthly, the Project Manager will submit to the Project Overseer, a process report which will describe the progress made in the program during the prior month.

         3.  Meeting

         The Project Manager (or Project Team) will meet directly with the Project Overseer and other representatives of Lung Rx at any time in order to review program progress and project future progress. These meeting will be held at the site chosen by the Project Overseer. The meeting will include: a formal presentation by the member of project team on the work done and the progress made toward reaching the programs primary and secondary objectives, an estimate of program cost during the next three month period, and a description of the project work to be carried out during the next three months.

F.       Project Information Files to be Maintained

         Steroids will maintain the following files either in computer readable format or in hard copy.

1.       List of Raw Materials Used

         Steroids will maintain a "list of raw materials used" in the project work. "Raw materials" will include reagents, solvents, catalysts, filter media, inerting agents, chromatographic media, absorption media, and any other processing aid which come into contact with processing media. For each such raw material the following information will be entered into this file: chemical name, common synonym, CAS number, supplier name, common grade designation, formula (if applicable), and formula weight (if applicable). If available the following additional information will be provided for each raw material: melting point, boiling point, specific gravity or density. In addition any additional specifications provided by the manufacturer shall be entered and any additional chemical or physical properties of the raw material measured by Steroids shall be entered.

2.       List of Compounds Prepared

         Steroids will maintain a "list of Compounds Prepared" during the project work. "Compound Prepared" will include all isolated intermediates and products, all unisolated intermediates identified or believed to have been made other than transient species, and all reagents prepared. For each such compound prepared, the following information will be entered into this file: chemical name, common synonym (if any), CAS number (if any), appropriate project notebook references to preparation and analyses of the compound, chemical formula, abbreviated chemical structural formula, and formula weight. In addition if the compound is isolated, all measured physical and chemical properties of the compound will be listed. In addition, if available by literature search the melting point, boiling point, specific gravity, and density will be listed.

3.       Historical File of Experiments

         Steroids will maintain an "Historical File of Experiment". The experiments in this file are expected to primarily "synthesis trials". Generally a given such "synthesis trial" will include all reaction and purification steps required to complete synthesis of a specified product or targeted intermediate. In case where a synthesis trial produces additional material in earlier product in order to make other products or intermediates than the specified product or targeted intermediate, then in the entries for the synthesis trial is "other products or intermediates", the synthesis trials which produced the materials for use in making these "other products or intermediates" will be referenced. For each experiment the following information will be entered into this file: experiment number designation, notebook page designations, date experiment was completed, and type of experiment (synthesis trial, chemical or physical analysis, or "other"). For synthesis trials the following information will also be entered into the file: chemical name of final product produced, chemical name of primary starting material, overall yield, yield for each process step in which an intermediate or product was isolated, measured characteristics of final product, and specific notes on the synthesis trial which Steroids believes to be relevant. For chemical or physical analysis experiments, the following information will also be entered into the file: chemical name of material analyzed, prior experimental number designation of material analyzed, type of analysis, reason for analysis, results of the analysis, and specific notes on the analysis which Steroids believes to be relevant. For other experiments, the following information will be entered into the file: chemical name of material involved (if any), type of experiment, reason for experiment, brief description of experiment, results of experiment and specific notes on the experiment which Steroids believes to be relevant. This file will be arranged by the historical date of completion of the experiment.

4.       File of Literature References

         Steroids will maintain all the literature reference and publications cited in the process development or relative to the process development.

5.       Running File of Correspondence

         Steroids will keep a running file of all correspondence regarding project work in hard copy.

6.       Program Contract and Amendments

         Steroids will keep a hard copy of program contract including a copy of this proposal, and purchase orders issued pursuant to the proposal or any subsequent proposal, any revised proposal contract, and any amendments to the eventual contract resulting from this proposal.

7.       Material Safety Data Sheet File

         Steroids will obtain a hard copy of the material safety data sheets for all chemical raw materials used in this program.

                   VI. PROGRAM COSTS AND FINANCIAL MANAGEMENT

A.       Program Costs

         1.  Labor Cost

         Steroids will employ three fulltime PhD level chemists on this process development program in the first six months. Based on Steroids' annual budget, Steroids will charge [ ] per chemist per year (which include chemist annual salary [ ] with [ ] fringe benefit to [ ], also Steroids will charge [ ] indirect cost [ ]). Accordingly, the monthly rate is [ ] per chemist. Steroids will bill Lung Rx monthly [ ] for the labor cost in the first six months. In the second six months, two fulltime PhD level chemist will work on this process development program and Steroids will bill Lung Rx monthly [ ] for the labor cost. Each fulltime chemist will work on this process development project no less than [ ] hrs per month.

         2.  Analytical Cost

         Steroids has capability to do the following analytical work: wet chemical analysis, IR spectra, UV and Vis spectra, HPLC, GC, melting point and rotation. These analytical work will be performed by the project team member with no additional charge. Steroids anticipates that it will be necessary to go outside for other analytical work including NMR, high resolution mass spectra, and element analysis. Steroids will use outside contractor to conduct these analytical work and charge to Lung Rx. In computing its maximum monthly billing for such analytical work, Steroids will be allowed for a total of [ ] each month for outside analytical work.

         3.  Purchase of Raw Materials

         Steroids will charge Lung Rx for all raw materials purchased specifically for use in this program. Any raw materials purchased for this program will be used only for this program. Steroids will charge Lung Rx its actual purchased cost for chemical raw materials (including the cost of shipping and handling). In computing its maximum monthly billing Steroids has allowed for [ ] per PhD chemist per month for the purchase of raw materials for the program. The total cost allowed for purchase of raw materials is [ ] per month.

         4.  Purchase of Equipment Specific for the Program

         At the present time Steroids sees no need to purchase equipment for use specific to the program.

         5.  Use of Outside Subcontractors

         Steroids will not use any outside subcontractors except for analytical work.

         6.  Travel Expenses

         Lung Rx shall reimburse Steroids for all travel expenses of Steroids personnel made in the execution of the program, including travel for meeting with Lung Rx.

B.       Billing

         1.  Description

         Steroids will bill Lung Rx at the end of each calendar month for all the costs of the program which includes labor costs, raw materials costs, and analytical costs. Lung Rx will not be responsible for paying any invoices for other subcontractors or vendors. The billing statement will contain the following information:

         a. The total number of hours of chemist time worked on this program (the minimum hour for a chemist is 160 if Steroids charges for a full month).

         b. The total amount of payment for labor which include fringe benefit and indirect cost for the previous calendar month.

         c. The total amount of payments for outside analytical work for the previous calendar month.

         d. The total amount of payments for raw materials for the previous calendar month.

         e. The total amount of payment for travel expenses during the previous calendar month.

         f. The total of all charges accumulated from the previous month.

         g. The balance forwarded from the prior month's billing.

         h. The balance after current billing.

         i. Steroids' name, payment address, phone number and invoice number.

         j. Lung Rx's name, billing address, project name, purchase order number.

         2.  Terms

         Billing terms will be net 30 days.

C.       Program Reduction Provisions

         Lung Rx may, at any time after the first six calendar months of the program are complete, reduce the pace of the program b y specifying a reduction of number of PhD level chemists worked on this process development program. However, Steroids proposes that the minimum two PhD level chemists remains working on this program.

D.       Program Termination Provisions

         Lung Rx may terminate the process development program at any time after the completion of the six calendar months of the program by giving written notice of at least 30 days before the termination date to Steroids without any penalty. If Lung Rx wish to terminate the process development program before the completion of the six calendar months of the program, Lung Rx shall give a written notice at least 60 days before the termination date to Steroids without any penalty. Upon notification of Steroids of termination of the program, the Project Overseer will direct the Project Manager as to the completion of work in progress and Steroids will make no subsequent commitments for expenditures in connection with the project. Upon termination, the obligation of Lung Rx to Steroids shall be limited to reimbursement of all documented charges and expenses incurred by Steroids in connection with the project up to the date of termination.

E.       Program Acceleration Provisions

         Lung Rx may its option accelerate the pace of program anytime after the completion of the first six calendar months of the program. If Lung Rx decides to accelerate the pace of the program, Lung Rx and Steroids would renegotiate the program.

F.       Financial Management

         1.  Responsibility for Program Financial Record

         Steroids will be solely responsible for keeping accurate, up-to-date, and secure financial records for the program. These records shall include all program specific purchase orders, incoming invoices, payment records, invoices to Lung Rx, records of Lung Rx payment, travel expenses reports, and time sheet of chemists.

         2.  Separate Program Financial Records

         Steroids shall keep the financial records of the program separate from the financial records of other projects which Steroids pursues and from other records related to the program.

         3.  Access to Program Financial Records

               VII. OWNERSHIP OF TECHNOLOGY AND PATENT ASSISTANCE

A.       Ownership of Technology

         Lung Rx shall own all new technology developed during the program whether this new technology is patentable or not.

B.       Patent Assistance

         At Lung Rx's request, Steroids will provide assistance to Lung Rx in order to prosecute any patents related to new technology which is generated by the program.

                         VIII. INITIATION OF THE PROGRAM

         Lung Rx may initiate this program by issuing a purchase order to Steroids referencing this proposal in an amount not to exceed [ ] which will cover the maximum costs of the program for the first six months. This purchase order should state the initiating date of the program. Thereafter Lung Rx should issue additional purchase orders for the program one month prior to the last day covered by previous purchase order.

                              IX. CLOSING STATEMENT

         Steroids believes that this proposal demonstrates that Steroids has very serious interest in developing a new process for manufacture of 15AU81 for Lung Rx, that Steroids has the technical resources to carry out this process development program, and that Steroids will carefully manage this program in the Lung Rx's interest. If Lung Rx requests further modification of the terms under which this proposal be carried out, Steroids proposes that these changes be negotiated in good faith by Lung Rx and Steroids and that said changes be incorporated in the initial Lung Rx purchase order under Amendments of Proposal P-LungRx-9701, with the both authorized signatures from Lung Rx and Steroids representatives on the Amendments indicating Lung Rx and Steroids acceptance of the changes.